Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-166475) of Greenhill & Co., Inc. and on Form S-8 (No. 333-115411) pertaining to the Greenhill & Co., Inc. Equity Incentive Plan of Greenhill & Co., Inc. and subsidiaries of our reports dated February 27, 2012, with respect to the consolidated financial statements of Greenhill & Co., Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Greenhill & Co., Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

New York, New York

February 27, 2012